Exhibit 99.1

Press Release

Weatherford Announces Sale of Laboratory Services Business

BAAR, SWITZERLAND, October 22, 2018 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) today announced it has signed a definitive agreement to sell its laboratory services business to a group led by CSL Capital Management, L.P. ("CSL Capital") for $205 million in cash.

Under the agreement, Weatherford will divest its laboratory and geological analysis business, including personnel and associated contracts. After exiting the laboratory business, Weatherford will continue to maintain a close, collaborative relationship with CSL Capital that will enable it to continue to provide services to their joint customers.

The transaction is expected to close before year-end, subject to regulatory approvals, consents and other customary closing conditions. The transaction is subject to a customary post-closing working capital adjustment. Upon closing, Weatherford will use the proceeds to reduce its debt.

“We are happy to have signed an agreement with a group led by CSL Capital Management, who has a strong track record of investing in upstream oilfield services and who recognizes the importance of continuing our commitment to providing the highest level of service to our customers,” said Mark A. McCollum, President and Chief Executive Officer of Weatherford. “Weatherford’s laboratory business is a leader in the industry and its state of the art equipment and its highly qualified workforce are well recognized in the industry. We believe that this transaction will unlock the full potential of this business for its customers and its employees.”

“We are pleased to enter in to this transaction with Weatherford and we are excited to work with the talented employees of Weatherford Laboratories. Our intention is to invest in and grow this business to extend the leadership of this world-class laboratory and reservoir description company to serve the developing needs of the energy industry,” said Charlie Leykum, Founding Partner of CSL Capital. “CSL Capital will work closely with Weatherford over the next few months to ensure a seamless transition of the operations of the business to minimize any impact to customers, employees and suppliers.”

This transaction is one in a series of planned divestitures intended to maximize Weatherford shareholder value by refocusing the Company’s portfolio on core businesses most closely aligned with its long-term strategy and to reduce its debt.

CSL Capital partnered with the Carlyle Energy Mezzanine Opportunities Fund II, L.P. ("Carlyle") to complete this acquisition. Carlyle will provide minority common equity and growth capital.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 740 locations, including manufacturing, service, research and development, and training facilities and employs approximately
28,450 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

About CSL Capital
CSL Capital is a SEC-registered investment firm focused on energy services and equipment businesses in the U.S.  Headquartered in Houston, Texas, CSL Capital was founded in early 2008. The current CSL Capital portfolio includes several de novo, growth, recapitalization, and other investments. CSL Capital’s partners include financial institutions, endowments, foundations, and family offices, among other institutional groups. Since its 2008 inception, CSL Capital has raised in excess of $1.5 billion in equity capital and commitments across various investment vehicles. For more information, please visit www.cslenergy.com.

About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $210 billion of assets under management across 335 investment vehicles as of June 30, 2018. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments - Corporate Private Equity, Real Assets, Global Credit and Investment Solutions - in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,625 people in 31 offices across six continents. www.carlyle.com.

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Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer, Weatherford

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford

Kent Jamison	+1.281.407.0693
General Counsel, CSL Capital Management